Exhibit 3.2

CERTIFICATE OF DESIGNATION OF

SERIES A PREFERRED STOCK OF

ALTA MESA RESOURCES, INC.

Alta Mesa Resources, Inc. (f/k/a Silver Run Acquisition Corporation II), a Delaware corporation (the “Corporation”), hereby certifies that, pursuant to the provisions of Sections 103, 141 and 151 of the General Corporation Law of the State of Delaware, on February 9, 2018, the board of directors of the Corporation (the “Board”) adopted the resolution shown immediately below, which resolution is now, and at all times since its date of adoption has been, in full force and effect:

RESOLVED, that pursuant to the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Second Amended and Restated Certificate”) (which authorizes 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”)), and the authority thereby vested in the Board, a series of Preferred Stock be, and it hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Second Amended and Restated Certificate and this Certificate of Designation, as it may be amended from time to time (the “Certificate of Designation”) as follows:

SECTION 1. Designation and Number of Shares. Pursuant to the Second Amended and Restated Certificate, there is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock consisting of three (3) shares of Preferred Stock designated as “Series A Preferred Stock” (the “Series A Preferred Stock”), which shall consist of the following: (a) one (1) share designated as Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”), (b) one (1) share designated as Series A-2 Preferred Stock (the “Series A-2 Preferred Stock”) and (c) one (1) share designated as Series A-3 Preferred Stock (the “Series A-3 Preferred Stock”). Except as otherwise provided herein, all shares of Series A Preferred Stock shall have the same terms.

SECTION 2. Permitted Owners. The Series A-1 Preferred Stock may be issued only to, and registered in the name of Bayou City Energy Management LLC, a Delaware limited liability company (“Bayou City”), its successors and assigns as well as their respective transferees permitted in accordance with Section 5. The Series A-2 Preferred Stock may be issued only to, and registered in the name of HPS Investment Partners, LLC, a Delaware limited liability company (“HPS”), its successors and assigns as well as their respective transferees permitted in accordance with Section 5. The Series A-3 Preferred Stock may be issued only to, and registered in the name of AM Equity Holdings, LP, a Texas limited partnership (“Management”), its successors and assigns as well as their respective transferees permitted in accordance with Section 5.

SECTION 3. Voting. Except as provided herein, the holder of a share of Series A Preferred Stock shall not be entitled to vote on any matter on which stockholders of the Corporation generally are entitled to vote.

SECTION 4. Dividends. Notwithstanding anything to the contrary in the Second Amended and Restated Certificate, dividends shall not be declared or paid on the Series A Preferred Stock.

SECTION 5. Transfer of Series A Preferred Stock. Neither the Series A Preferred Stock nor any rights, powers, preferences or privileges thereunder shall be transferable, in whole or in part, except that each of Bayou City, HPS and Management may transfer its applicable share of Series A Preferred Stock to an Affiliate (as defined below) of the transferor.

SECTION 6. Conversion; Redemption. The Series A Preferred Stock is not convertible into any other security of the Corporation. Each share of Series A Preferred Stock will be redeemable for the par value thereof by the Corporation upon the earliest to occur of (1) February 9, 2023, (2) the optional redemption of such Series A Preferred Stock at the election of the holder thereof or (3) a breach of the restrictions on transfer in Section 5.

SECTION 7. Director Election.

(a) So long as the applicable share of Series A Preferred Stock of Bayou City, HPS and Management remains outstanding, but in no event after February 9, 2023, such holder will be entitled to nominate directors for election to the Board in connection with any vote (whether at a meeting or by written consent) of the stockholders of the Corporation for the election of directors as follows:

(i) if Bayou City and its Affiliates collectively Beneficially Own at least 10% of the total outstanding shares of Common Stock, the holder of the Series A-1 Preferred Stock shall be entitled to nominate one director who shall be an Independent Director (unless the director to be nominated by Bayou City is William M. McMullen who need not be an independent director);

(ii) if HPS and its Affiliates collectively Beneficially Own at least 10% of the total outstanding shares of Common Stock, the holder of the Series A-2 Preferred Stock shall be entitled to nominate one director who shall be an Independent Director;

(iii) if Management and AM MME Holdings, LP, a Texas limited partnership, and their Affiliates and Beneficial Owners (collectively, the “Management Group”), collectively Beneficially Own at least 10% of the total outstanding shares of Common Stock, the holder of the Series A-3 Preferred Stock shall be entitled to nominate two directors who need not be Independent Directors; and

(iv) if the Management Group collectively Beneficially Owns less than 10% but at least 5% of the total outstanding shares of Common Stock, and either Harlan H. Chappelle or Michael E. Ellis continues to participate as a member of management of the Corporation, the holder of the Series A-3 Preferred Stock shall be entitled to nominate one director who need not be an Independent Director.

(b) The vote of the holder of the applicable share of Series A Preferred Stock shall be the only vote required to elect such nominees to the Board (each such director, in such capacity, a “Series A Director”). So long as the holder of a share of Series A Preferred Stock has the right to designate one or more individuals to serve as a Series A Director pursuant to Section 7(a), subject to the limitations set forth in Section 7(a), vacancies on the Board resulting from the death, resignation, retirement, disqualification or removal of a Series A Director shall be filled only by the affirmative vote of the holder of the applicable share of Series A Preferred Stock (and not pursuant to Section 5.3 of the Second Amended and Restated Certificate).

(c) In the event that the holder of a share of Series A Preferred Stock ceases to have the right to designate an individual to serve as a Series A Director pursuant to Section 7(a), (i) the number of Series A Directors for which the holder of such share of Series A Preferred Stock ceases to have the right to designate to serve as a Series A Director shall resign no later than the next annual meeting of stockholders of the Corporation or, if earlier, such time as such Series A Director’s successor is appointed or elected (provided that the holder of such share of Series A Preferred Stock shall have the authority to select which such particular Series A Director or Series A Directors designated by such holder will resign), and (ii) the vacancy created by such resignation or removal shall be filled as provided in the Second Amended and Restated Certificate and the Bylaws of the Corporation. The Corporation shall also have the right to cause the removal of any Series A Director from the Board immediately upon redemption of an applicable share of Series A Preferred Stock in accordance with Section 6.

(d) The Series A Directors shall be included in the classes created pursuant to Section 5.2(b) of the Second Amended and Restated Certificate as agreed upon between the holder(s) of the Series A Preferred Stock and the Corporation.

(e) For purposes of this Section 7:

(i) “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise.

(ii) “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934 (the “Exchange Act”), except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

(iii) “Class A Common Stock” shall mean the Corporation’s Class A Common Stock, par value $0.0001 per share.

(iv) “Common Stock” shall mean, collectively, the Class A Common Stock and the Corporation’s Class C Common Stock, par value $0.0001 per share.

(v) “Independent Director” shall mean a director who, as of such director’s election or appointment to the Board, (a) if the Class A Common Stock is listed on the NASDAQ Capital Market (the “NASDAQ”), is not an executive officer or employee of the Corporation and in the opinion of the Board has no relationship, which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and is not otherwise disqualified from acting as an independent director under NASDAQ Rule 5605(a)(2) or (ii) if the Class A Common Stock is not listed on the NASDAQ, qualifies as an “independent director” under the listing rules of the national securities exchange on which shares of the Class A Common Stock are then listed for trading.

(vi) “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or governmental authority.

SECTION 8. Liquidation, Dissolution or Winding Up of the Corporation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, each holder of a share of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation or proceeds thereof available for distribution to stockholders of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of common stock of the Corporation and any other stock of the Corporation ranking junior to the Series A Preferred Stock as to such distribution, payment in full in an amount equal to $0.0001 per share.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its undersigned duly authorized officer this 9th day of February, 2018.

ALTA MESA RESOURCES, INC.

By:	/s/ Stephen S. Coats
Name: Stephen S. Coats
Title: Secretary

[Signature Page to Series A Certificate of Designation]